Exhibit 99.1
CARDICA ANNOUNCES PRICING OF $34.7 MILLION PUBLIC OFFERING OF COMMON STOCK
REDWOOD CITY, Calif., November 8, 2007 — Cardica, Inc. (Nasdaq: CRDC) today announced the pricing of an underwritten public offering of 1,500,000 shares of its common stock for sale by Cardica and 2,579,795 shares of its common stock for sale by a selling stockholder, at a price to the public of $8.50 per share. Cardica also granted the underwriters a 30-day option to purchase up to an additional 611,969 shares of common stock from Cardica to cover over-allotments, if any. Cardica will not receive any proceeds from the sale of shares by the selling stockholder.
William Blair & Company, L.L.C. is acting as the sole book-running manager of the offering. Allen & Company LLC, Needham & Company, LLC and Merriman Curhan Ford & Co. will act as co-managers of the offering.
These shares are being issued pursuant to an effective shelf registration statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the final prospectus supplement and base prospectus relating to the offering may be obtained, when available, from William Blair & Company, L.L.C., Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, (312) 236-1600. Cardica intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the base prospectus filed with the SEC in connection with the shelf registration on the SEC’s website at http://www.sec.gov/.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices with Cook Incorporated to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to Cardica’s expectations regarding the completion of this offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected; accordingly, Cardica cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Cardica will be able to complete the public offering on the anticipated terms, or at all. Cardica will need substantial additional funding and may be unable to raise capital when needed, which would force it to delay, reduce or eliminate its research and development programs or commercialization efforts. Additional risks and uncertainties relating to Cardica and its business can be found in the “Risk Factors” section of Cardica’s Form 10-K for its fiscal year ended June 30, 2007, Cardica’s Form 10-Q for its fiscal quarter ended September 30, 2007, and in the preliminary prospectus supplement related to the offering filed with the SEC. Cardica undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Cardica’s expectations.